Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of August 3, 2026, by and among Market Technology Acquisition Sponsor LLC and Jonathan David Slone (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Market Technology Acquisition Corp, as of August 3, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: August 3, 2026	Market Technology Acquisition Sponsor LLC

	By:	/s/ Jonathan David Slone
		Name:	Jonathan David Slone
		Title:	Authorized Person

Date: August 3, 2026

	By:	/s/ Jonathan David Slone
		Name:	Jonathan David Slone
		Title:	Chief Executive Officer